Exhibit 99.1

Contact:

Randy Jonkers

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

Pervasive Software Completes Acquisition of ChanneLinx Assets

Web-Based Business-to-Business Data Interchange Complements Pervasive Technology, Customers, and Markets

AUSTIN, Texas – August 3, 2009 –Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in embeddable data management and data integration software and revolutionary next-generation analytics, today announced completion of the purchase of assets from Greenville, SC-based ChanneLinx, Inc. The transaction was completed on July 31, 2009 for total consideration of approximately $2.6 million in cash.

“I’m proud to welcome the team of ChanneLinx software professionals to the Pervasive family, and we are committed to the continued excellent customer service and technical expertise that they provide their customers,” said John Farr, president and CEO, Pervasive Software. “The ChanneLinx team, which will now operate as Pervasive Business Xchange, is expected to stay intact within Pervasive so they can remain focused on meeting customer needs and providing users with superior technology and service.”

“With our loyal customer base, deep data interchange technology and expertise, and strengths in the oil and gas and construction verticals, the ChanneLinx team brings powerful complementary technology and market strengths to Pervasive,” said Steve Pridemore, senior director, Pervasive Business Xchange. “We’re excited to leverage and extend our ten years of in-depth data interchange technology leadership with Pervasive’s technical, sales and marketing resources, well-developed channels and large customer base.”

“As a long-time ChanneLinx customer, we’re excited to see them join forces with a strong, well-established software leader like Pervasive,” said Dave Gonze, Senior Vice President of Finance & Technology at Lumbermens Merchandising Corporation, a buying cooperative founded in 1935 that today has more than 350 stockholder companies and transacts over 1.2 million invoices a year. “We value ChanneLinx’ high standards of service, easy-to-use product and commitment to meet our specific needs. We look forward to continuing our strong relationship with the Pervasive Business Xchange team as we grow our stockholder base.”

“I am very excited about the synergies between ChanneLinx and the other product teams within Pervasive,” Farr said. “We see complementary opportunities in every sector of our business:

•

Pervasive Data Integrator™ provides industry-leading last-mile integration that can help ChanneLinx hub and trading partner customers rapidly and affordably connect an enormous range of endpoint data sources and applications to the WebDI data interchange.

•	Pervasive DataSolutions offers immediate, affordable, Web-based integration for ChanneLinx customers who use QuickBooks and Salesforce CRM or Microsoft Dynamics CRM.

•

ChanneLinx has a strong, stable customer base including blue-chip companies like Lumbermens Merchandising Corporation and L&W Supply. Pervasive DataRush™ can bring breakthrough high-performance analytics and data-crunching capabilities to their massive datasets.

•

And, we’re excited about the opportunity to introduce ChanneLinx’ low-cost, Web-based business exchange automation between trading partners to existing Pervasive customers, including Pervasive PSQL™ ISV partners, as well as to new prospects.”

Pervasive management reiterated the business outlook provided in its July 21, 2009 press release reporting financial results for its fiscal fourth quarter and fiscal year ended June 30, 2009. Management will provide further information regarding the future plans and prospects of the combined company when it provides fiscal 2010 first quarter financial results for the quarter ending September 30, 2009.

About Pervasive Software

Pervasive Software (NASDAQ:PVSW) helps companies get the most out of their data investments through embeddable data management, agile data integration software and revolutionary next-generation analytics. The embeddable Pervasive PSQL database engine allows organizations to successfully embrace new technologies while maintaining application compatibility and robust database reliability in a near-zero database administration environment. Pervasive’s multi-purpose data integration platform accelerates the sharing of information between multiple data stores, applications, and hosted business systems across a broad range of diverse integration scenarios, including prepackaged out-of-the-box integration solutions. Pervasive DataRush is an embeddable high-performance software platform for data-intensive processing applications such as claims processing, risk analysis, fraud detection, data mining, predictive analytics, sales optimization and marketing analytics. For more than two decades, Pervasive products have delivered value to tens of thousands of customers in more than 150 countries with a compelling combination of performance, flexibility, reliability and low total cost of ownership. Through Pervasive Innovation Labs, the company also invests in exploring and creating cutting edge solutions for the toughest data analysis and data delivery challenges. Robin Bloor, founder of Bloor Research and partner at Hurwitz and Associates, recently cited Pervasive as one of the 10 IT Companies to Watch in 2009. For additional information, go to www.pervasive.com.

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the first quarter ending September 30, 2009, the acquisition of assets of ChanneLinx and the company’s strategy and profitability going forward. More specifically with respect to our acquisition of assets of ChanneLinx, forward-looking statements may include, without limitation, statements regarding the integration of ChanneLinx product offerings with our Pervasive DataSolutions product family, the integration of the ChanneLinx team as a business unit within Pervasive, the anticipated synergies between the ChanneLinx team with existing product teams in Pervasive and the addition and retention of ChanneLinx customers following the acquisition. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the U.S. and abroad. With respect to our acquisition of assets of ChanneLinx, these risks and uncertainties include, without limitation, the successful integration of ChanneLinx’ employees and technologies with those of the company and our ability to retain existing ChanneLinx customers following the acquisition. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. Additional information regarding these and other factors can be found in Pervasive’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended March 31, 2009. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

###

All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.